Exhibit 99.1

NEWS RELEASE	May 2, 2008
For more information, contact:
Lisa F. Campbell, Executive Vice President and CFO lisac@newcenturybanknc.com
910-892-7080

NEW CENTURY BANCORP REPORTS RESULTS

FOR FIRST QUARTER 2008

Dunn, NC. . . New Century Bancorp (the “Company” - NASDAQ: NCBC), the holding company for New Century Bank, reported a net loss of $90,000 for the quarter ended March 31, 2008, or basic and diluted losses per share of ($0.01), compared to net income of $1.3 million or basic and diluted earnings per share of $0.20 and $0.19, respectively, for the same period in 2007.

First quarter results were impacted by a higher provision for loan losses of $873,000, compared to $150,000 for the same period in 2007. The increased provision was due to management’s continuing analysis of impaired loans and the related reserves on those loans, and resulted in the percentage of allowance to total loans increasing to 2.05% at March 31, 2008 from 1.88% at December 31, 2007. A decrease in net interest margin resulted from the Company’s asset sensitive position, coupled with the recent reductions in interest rates by the Federal Reserve. Additionally, the Company incurred a nonrecurring loss of $357,000 related to the purchase of loans that had previously been participated to another bank. This nonrecurring item is included in non-interest income.

As of March 31, 2008, the Company reported total assets of $603.4 million compared to $582.2 million at March 31, 2007, an increase of 3.6%. Total deposits were $508.9 million and total loans were $446.7 million compared to total deposits of $491.1 million and total loans of $446.2 million at the end of first quarter 2007.

“During first quarter 2008, we completed the legal merger of New Century Bank South into New Century Bank,” Hedgepeth said. “Following that, we announced the formation of a new board of directors—formed from the members who had served on our Company boards—and a new chairman. In addition, we have continued to develop and implement processes that address concerns we have faced as an organization over the past year. While it is disappointing to report a loss for first quarter, our focus is on the future and all that we can accomplish.”

New Century Bank is headquartered in Dunn and has offices in Dunn, Clinton (2), Fayetteville (2), Goldsboro, Lillington, Lumberton, Pembroke, and Raeford.

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www.newcenturybanknc.com

The information as of and for the quarter ended March 31, 2008 as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share data)

	At or for the three months Ended March 31,
	2008	2007
Summary of Operations:
Total interest income	$9,382	$10,020
Total interest expense	5,040	4,883

Net interest income	4,342	5,137
Provision for loan losses	873	150

Net interest income after provision	3,469	4,987
Noninterest income	487	911
Noninterest expense	4,098	3,874

Income (loss) before income taxes	(142)	2,024
Provision for income taxes	(52)	755

Net income (loss)	$(90)	$1,269

Share and Per Share Data:
Earnings per share - basic	$(0.01)	$0.20
Earnings per share - diluted	(0.01)	0.19
Book value per share	9.09	9.05
Tangible book value per share	7.65	7.52
Ending shares outstanding	6,799,183	6,502,782
Weighted average shares outstanding:
Basic	6,764,291	6,500,367
Diluted	6,764,291	6,790,465
Selected Performance Ratios:
Return on average assets	(0.06%)	0.91%
Return on average equity	(0.58%)	8.79%
Net interest margin	3.15%	4.00%
Efficiency ratio (1)	84.86%	64.05%
Period End Balance Sheet Data
Loans, net of unearned income	$446,699	$446,178
Total Earning Assets	558,092	537,254
Goodwill and other intangible assets	9,796	9,950
Total assets	603,402	582,216
Deposits	508,891	491,143
Short term debt	17,990	17,487
Long term debt	12,372	12,372
Shareholders’ equity	61,822	58,994
Selected Average Balances:
Loans, net of unearned income	$442,636	$436,377
Total Earning Assets	552,797	520,657
Goodwill and other intangible assets	9,814	9,968
Total assets	599,692	563,934
Deposits	504,170	472,969
Short term debt	18,464	17,441
Long term debt	12,372	12,372
Shareholders’ equity	62,271	58,531
Asset Quality Ratios:
Nonperforming assets	$10,127	$3,911
Allowance for loan losses	9,142	7,578
Nonperforming loans (2) to period-end loans	2.10%	0.83%
Allowance for loan losses to period-end loans	2.05%	1.70%
Net loan charge-offs to average loans	0.04%	0.05%

(1)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.

(2)	Nonperforming loans consist of non-accrual loans and restructured loans.